Independent Board of Directors

- **Professor Zunjian Zhang, Ph. D., Board Director -** Professor Zhang is currently a graduate school faculty advisor at China Pharmaceutical University. He is Executive Director at the Center for Instrument Analysis and in charge of the National Key Laboratory of Drug Quality Control at the university. In addition, he is a member of the Chinese Pharmacopoeia Commission and a SFDA expert review committee member for new drugs and health food products. He is also an expert review panel member at the National Center for Drug Pricing Evaluation and the SFDA, Jiangsu Province. Additionally, Professor Zhang serves as an editor for the Journal of China Pharmaceutical University and Journal of Chinese Traditional and Herbal Drugs. He is a principal investigator in many national research projects and has published over 100 peer-reviewed research papers in prestigious journals both in the PRC and internationally.

- **Professor Jianping Hou, Ph. D., Board Director –** Professor Hou is currently a graduate school faculty advisor at Shaanxi University of Traditional Chinese Medicine. He has published dozens of peer-reviewed research papers and participated in compiling and editing a number of college textbooks regarding traditional Chinese medicine. Professor Hou is a principal investigator in more than 10 national research projects and has received the scientific achievement award from the State Administration of Traditional Chinese Medicine. Additionally, Professor Hou is a SFDA expert review committee member for new drugs and health food products and an Executive Director at Shaanxi Pharmacological Society and the Clinical Pharmacology Committee of Shaanxi Pharmaceutical Association. Previously, Professor Hou served senior management positions at various Pharmaceutical companies. He earned his Bachelor of Pharmacy and Master's degree in Pharmacology of Traditional Chinese Medicine from Shaanxi University of Traditional Chinese Medicine. He earned his Ph.D. degree in Pharmacology of Traditional Chinese Medicine from Beijing University. Professor Hou also completed an EMBA training program for top pharmaceutical executives at Beijing University.

- **Mr. James T. McCubbin, Board Director –** Mr. McCubbin currently holds the positions of Vice President, Chief Financial Officer, and Director at WidePoint Corporation (AMEX: WYY). Previously, he held various senior financial management positions with several companies in the financial and government sectors. Mr. McCubbin is also a director and chairman of the audit committee for Red Mile Entertainment, Inc., a developer, publisher, and licensor of interactive entertainment software. Mr. McCubbin will serve as the Company's Audit Committee Chairman.